Exhibit 4.10

OPTION AGREEMENT

BETWEEN:

CARLOS BALLON BARRAZA

Alfredo Roldan 146

San Isidro, Lima 18

Peru

 (hereinafter called "Mr. Ballon")

OF THE FIRST PART

AND:

DORATO RESOURCES INC.

#507, 837 West Hastings Street

Vancouver, BC

V6C 3N7

 (hereinafter called “Dorato”)

OF THE SECOND PART

WHEREAS:

A.

Mr. Ballon is the registered and beneficial owner of an undivided 100% interest in 18 mineral claims (petitorios mineros), comprising an aggregate of 14,500.0000 hectares, located in the Republic of Peru (as more particularly described herein) (the “Maravilla Property”).

B.

Mr. Ballon has agreed to sell all of his right, title and interest in and to the Maravilla Property and Dorato has agreed to purchase an undivided 100% interest in the Maravilla Property, free and clear of all liens, charges, encumbrances, claims or rights of others, on the terms and conditions set forth herein;

WITNESSETH, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto covenant and agree with each other as follows:

1.

INTERPRETATION

1.

In this Agreement, the following words, phrases and expressions shall have the following meanings:

(a)

 “Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b)

 “Agreement” means this Option Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are attached hereto or incorporated herein by reference;

(c)

 “Contaminants” means:

(i)

substances of any kind which may or could at present or in the future directly or indirectly impact upon the Environment or pose a hazard to the Environment;

(ii)

substances of any kind, the storage, manufacture, disposal, treatment, generation, use, transport, Remediation or release or introduction into the Environment of which is now or may hereafter be prohibited, controlled, regulated or licensed under any Environmental Laws; and

(iii)

any and all pollutants, contaminants, chemicals, deleterious substances, waste of any kind (including hazardous waste and special waste), hazardous or toxic substances, hazardous materials or dangerous goods including petroleum or petroleum products, asbestos, acid generating materials, chlorinated solvents, dust, waste rock, tailing, polychlorinated biphenyls, underground or above-ground storage tanks and the contents thereof, urea formaldehyde foam insulation, explosives, flammable materials and radioactive materials;

whether in liquid, solid, gaseous or any other form (including dust or particulate form);

(d)

 “Environment” means the environment in its broadest sense including the air, land, water and all other external conditions or influences under which humans, animals, fish and plants live or develop and shall be deemed to include matters directly or indirectly in relation to environmental permits, and “Environmental” means pertaining to the Environment;

(e)

 “Environmental Claims” means:

(i)

any and all enforcement, clean-up, removal, Remediation, abatement, prevention or other governmental or regulatory actions, orders, directions, notifications, prosecutions or proceedings instituted, pending, completed, threatened or anticipated pursuant to any Environmental Laws against or in respect of any part of the Maravilla Property or any present or former owner or occupant of any part of the Maravilla Property;

(ii)

any and all claims made or threatened by Dorato or any third party under Environmental Laws in respect of or related to any part of the Maravilla Property for damages, contribution, cost recovery, compensation, loss or injury directly or indirectly resulting from the presence, escape, leakage, spillage, discharge, emission, disposal or release of any Contaminants in, on, under or from any part of the Maravilla Property whether or not any violation of Environmental Laws is involved; and

(iii)

any and all Remediation or Reclamation obligations imposed pursuant to Environmental Laws in respect of any part of the Maravilla Property, including any and all obligations to provide security of whatever nature and kind and to prepare and implement closure plans of whatever nature and kind;

(f)

 “Environmental Documents” means studies, reports, test results, monitoring programs, permits, clean-up orders or other documents or materials relating to Environmental matters pertaining to the Maravilla Property;

(g)

 “Environmental Laws” means any and all present and future laws, now or hereafter in force, with respect in any way to the Environment, Remediation, Reclamation, health, occupational health and safety, product liability, transportation of dangerous goods or Contaminants including all applicable guidelines, rules, criteria, policies and standards with respect to the foregoing as adopted by any governmental authority from time to time, including:

(i)

all laws of the Republic of Peru;

(ii)

all other laws concerning pollution or protection of the Environment, Remediation, Reclamation, public health and safety, or employee health and safety; and

(iii)

all laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, Contaminants or chemical, industrial, hazardous, or toxic materials or wastes;

(h)

 “Environmental Liabilities” means any and all Liabilities whether existing or occurring before, on or after the Closing Time, with respect to the Environmental condition of the Maravilla Property or any Contaminants on, in, under or originating from any part of the Maravilla Property, including any and all Environmental Claims and further including, in relation to any of the foregoing:

(i)

legal fees and disbursements of legal counsel (on a solicitor and own client basis), consultants and experts;

(ii)

costs of the Remediation of any Contaminants on, in, under or about or reclaiming any part of the Maravilla Property;

(iii)

costs of defending, appealing or counterclaiming, cross-claiming or claiming against third parties;

(iv)

costs of defending or appealing any administrative proceedings or any governmental or regulatory actions, orders, proceedings, orders or directions issued by any governmental authorities; and

(v)

costs of providing security;

(i)

 “Expenditures” means all costs associated with the evaluation of the Maravilla Property which shall include, but not be limited to, the costs associated with exploring and developing the Maravilla Property including drilling, excavating and searching by recognized prospecting techniques, sampling, assaying, testing and evaluating materials removed from the Maravilla Property, mapping, plotting, surveying, constructing and maintaining camps, roads, works and structures necessary to carry out such evaluation, sampling or testing, all studies including but not limited to a feasibility study whether to develop a mine and all work that may be required in preparing a mine for operating, the cost of assessment work, taxes and/or fees to maintain the Maravilla Property in good standing;

(j)

 “Interest” means an undivided 100% beneficial interest in the Maravilla Property;

(k)

 “Maravilla Property” means the 18 mineral claims, comprising an aggregate of 14,500.0000 hectares, located in the Republic of Peru, as more particularly described in Schedule “A” attached hereto; and

(l)

 “Minerals” means any and all ores (and concentrates or metals derived therefrom) of precious, base and industrial minerals, in, on or under the Maravilla Property which may lawfully be explored by the parties pursuant to the instruments of title under which the Maravilla Property is held;

(m)

 “party” or “parties” means the parties to this Agreement and their respective successors and assigns which become parties pursuant to this Agreement;

(n)

 “Reclamation” means reclamation in its broadest sense including the preparation and implementation of closure plans and includes all obligations in relation thereto whether ongoing, at closure or post-closure; and

(o)

 “Remediation” means remediation in its broadest sense and includes any action to eliminate, limit, correct, counteract, mitigate or remove any Contaminants or the negative effects on the Environment (including human health) of any Contaminants and further includes investigations (including tests, sampling, surveys, data evaluation, risk assessment and environmental impact assessment, analysis and interpretation), reporting, development of remediation plans, excavation, containment, treatment, storage, disposal, monitoring, posting of security and management.

2.

GRANT OPTION

Mr. Ballón hereby grants to Dorato the sole, exclusive and irrevocable right and option (the “Option”) to earn a one hundred (100%) percent right, title and interest in and to the Maravilla Property by:

 (i)

allotting and issuing to Mr. Ballón an aggregate of 1´500,000 (ONE MILLION AND FIVE HUNDRED THOUSAND)  fully paid and non-assessable common shares of Dorato (the “Shares”), as follows:

(a)

TWO HUNDRED AND FIFTY THOUSAND (250,000) Shares on or before the day that is ten (10) business days after the date that is this agreement has been accepted for filing by the TSX Venture Exchange, Inc (“TSXV”) on behalf of Dorato,

(b)

an additional FIVE HUNDRED THOUSAND (500,000) Shares on or before the day which is twelve (12) months after the date of execution of this agreement by Mr. Ballon (the “Execution Date”),

(c)

an additional SEVEN HUNDRED AND FIFTY THOUSAND (750,000) Shares on or before the day which is twenty four (24) months after the Execution Date, and

 (ii)

paying the sum of US$ 300,000.00.

3.

OPTION IS OPTION ONLY, TERMINATION FOR NON-PERFORMANCE

The issuance of the Shares in paragraph 2 is optional, and Dorato is not obligated to issue any Shares. However, if Dorato fails to issue the Shares as provided in paragraph 2 within the time limit specified, the provisions of paragraph 8 will apply, and if Dorato fails to remedy such default in accordance with that paragraph, Mr. Ballón may, upon notice to Dorato to that effect, terminate the Option, and Dorato will thereupon have no right, title or interest in or to the Maravilla Property, and no further right to earn any interest therein, and will have no further obligations or liabilities in respect of Mr. Ballón or the Maravilla Property.

4.

VOLUNTARY TERMINATION OF OPTION BY DORATO

Dorato may, at any time, upon not less than seven (7) days notice to Mr. Ballón, elect to terminate the Option, and Dorato will thereupon have no right, title or interest in or to the Maravilla Property, and no further right to earn any interest therein, and will have no further obligations or liabilities in respect of Mr. Ballón or the Maravilla Property.

5.

EXERCISE OF OPTION

Upon Dorato having complied in full with the provisions of paragraph 2, the Option will have been exercised and Dorato will have earned and be immediately vested with a one hundred (100%) percent right, title and interest in and to the Maravilla Property and will give notice (the “Vesting Notice”) to that effect to Mr. Ballón. Forthwith following the receipt by Mr. Ballón of the Vesting Notice, Mr. Ballón will take all necessary actions, execute and deliver all required documents and make or cause or permit to be made all necessary filings as necessary or, in the opinion of counsel of Dorato, desirable, to transfer to Dorato a one hundred (100%) percent right, title and interest in and the Maravilla Property to Dorato.

6.

REPRESENTATIONS AND WARRANTIES

1.

In order to induce Dorato to enter into this Agreement and complete its transactions contemplated hereunder, Mr. Ballon represents and warrants to Dorato that:

(a)

Mr. Ballón holds all licenses and permits that are required for carrying on his business in the manner in which such business has been carried on;

(b)

Mr. Ballón is the registered and beneficial owner of an undivided 100% right, title and interest in and to the Maravilla Property free and clear of all liens, charges and encumbrances or surface rights or restrictions whatsoever, with the only exception of the applicable restrictions under the Environmental Laws;

(c)

the Maravilla Property has been validly staked, located and recorded in accordance with all applicable laws and regulations of the Republic of Peru;

(d)

the Maravilla Property is in good standing with respect to all filings and all taxes, charges and assessments have been paid in full as are required under all applicable laws and regulations of the Republic of Peru;

(e)

except as provided for by this Agreement, no person, firm, corporation or other entity of any kind whatsoever has any form of right to explore, develop or otherwise exploit the Maravilla Property;

(f)

except as provided for by this Agreement, there are no outstanding agreements or options of any kind whatsoever to acquire or purchase the Maravilla Property or any interest in the Maravilla Property of any kind whatsoever, and no person has any royalty or other interest of any kind whatsoever in production from the Maravilla Property except as provided for herein;

(g)

Mr. Ballón has not caused, permitted or allowed any contaminants, pollutants, wastes or toxic substances (collectively, the “Hazardous Substances”) to be released, placed, escaped, leached or disposed of on, into, under or through the Maravilla Property or nearby areas and no Hazardous Substances or underground storage tanks are contained, harboured or otherwise present in or upon the Maravilla Property or nearby areas;

(h)

Mr. Ballon is legally entitled to hold the Maravilla Property and Mr. Ballón has good and sufficient right and authority to enter into this Agreement and to complete all of its transactions contemplated under this Agreement on the terms and conditions contained herein;

(i)

to the best of his knowledge, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or threatened against or affecting Mr. Ballón at law or in equity or before or by any Federal, Provincial, Municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever and there is no basis therefor;

(j)

to the best of his knowledge, Mr. Ballón is not in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever, including without limitation environmental ones;

(k)

to the best of his knowledge, the execution and delivery of this Agreement, the performance of its obligations under this Agreement and the completion of its transactions contemplated under this Agreement will not result in the violation of any law or regulation of any kind whatsoever by Mr. Ballón; and

(l)

Mr. Ballón has legal capacity to execute this Agreement which will be enforceable against him in accordance with its terms.

2.

The representations and warranties of Mr. Ballón contained in this Agreement shall remain in full force and effect during the term of this Agreement.

3.

In order to induce Mr. Ballón to enter into this Agreement and complete his transactions contemplated hereunder, Dorato represents and warrants to Mr. Ballón that:

(a)

Dorato was and remains duly incorporated under the laws of British Columbia;

(b)

Dorato is a “reporting issuer” as that term is defined in the Securities Act of British Columbia;

(c)

Dorato is in good standing with respect to the filing of annual reports with the Registrar of Companies for British Columbia; and

(d)

Dorato has good and sufficient right and authority to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein; and

(e)

to the best of its knowledge, the execution and delivery of this Agreement, the performance of its obligations under this Agreement and the completion of its transactions contemplated under this Agreement will not:

(i)

conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the Notice of Articles of Dorato or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which Dorato is a party or by which it is bound, or any judgment or order of any kind whatsoever of any Court or administrative body of any kind whatsoever by which Dorato is bound; or

(ii)

result in the violation of any law or regulation of any kind whatsoever by Dorato.

4.

The representations and warranties of Dorato contained in this Agreement shall remain in full force and effect during the term of this Agreement.

7.

ACCESS TO DATA AND CONFIDENTIALITY

Mr. Ballón will provide to Dorato access to, or copies of, all Existing Data, which will (subject to the provisions of the next sentence) be held in confidence by Dorato. All information with respect to the Maravilla Property generated pursuant to this agreement will be held in confidence by the parties, subject to the right of any party to release any such information (including the existing data) as required by applicable law, the order of any duly constituted judicial or governmental authority or the rules, regulations, bylaws or listing agreements of any stock exchange upon which the shares of a party are listed or by Dorato as it may deem necessary to facilitate the financing of work on the Maravilla Property or in connection with any proposed sale or joint venturing by Dorato of any interest in the Maravilla Property.

8.

DEFAULT

If any party hereto defaults in the performance of any of its obligations hereunder, the party affected by such default may give notice to the defaulting party, and if the defaulting party does not cure such default within:

(a)

in the case of a default by Dorato of any of the requirements of paragraph 2, twenty – one (21) days, or

 (b)

in the case of any other default, thirty (30) days, provided that if any such default is, by its nature, not able to be cured within a thirty (30) day period, and the party in default commences reasonable steps to begin to cure such default within the thirty (30) day period specified in this subparagraph, such party will be allowed such additional time (not exceeding one hundred and twenty (120 days) as may be reasonably required to cure such default so long as it assiduously proceeds with the curing of such default during such period

After receipt of such notice, then:

 (c)

if the affected party is Mr. Ballón and the uncured is a default by Dorato pursuant to any of the provisions specified in subparagraph ( 8 a) prior to the exercise of the Option, Dorato may terminate the Option in accordance with paragraph 3.

 (d)

if Dorato elects not to terminate the Option pursuant to subparagraph ( 8 c), or in the case of any other default that is not cured, the affected party may refer the matter to arbitration pursuant to paragraph 12 seeking such relief as it may deem appropriate.

9.

GOVERNING LAW

This agreement will be governed by and interpreted in accordance with the laws of British Columbia and those of Canada applicable therein.

10.

ASSIGNMENT

Dorato will have the right to assign and transfer all of its rights and obligations hereunder without the consent of, but upon notice to, Mr. Ballón, provided that the proposed transferee first enters into an agreement with Mr. Ballón to be bound hereby in respect of the interest to be acquired by it from Dorato. Mr. Ballón shall not assign its rights and obligations under this Agreement.

11.

FORMAL AGREEMENT

If required by either party, the parties will use their best efforts to settle and execute formal documentation as necessary to give effect to this agreement in Peru within a reasonable time after such party delivers notice to the other to enter into such formal Peruvian agreement.  Such formal documentation will reflect the terms and conditions of this letter together with such additional terms and conditions as are typical of option agreements of this nature and will reflect a structure among the parties indicated to be the most beneficial by the parties’ Canadian and Peruvian legal and tax advisers, but this agreement is not subject to the settlement and execution such formal documentation and is a binding agreement upon acceptance hereof by Mr. Ballón.  If there are disputes with respect to the form of such formal documentation, the matter will be referred to arbitration in accordance with paragraph 12.

12.

ARBITRATION

Any dispute, controversy or claim arising out of or relating to this agreement, the breach, termination or invalidity of it, any deadlock or inability of the parties to agree on a course of action to be taken hereunder, or the failure of the parties to settle the formal agreement referred to in paragraph 11, will be referred to and finally resolved by arbitration in accordance with the “Procedures for Cases under the BCICAC Rules” of the British Columbia International Commercial Arbitration Centre (“BCICAC”), which will administer the arbitration case in accordance with such rules. If the parties cannot agree on an arbitrator within fifteen (15) days of the matter being referred to arbitration, then the BCICAC will appoint an arbitrator.  The place of arbitration will be Vancouver, British Columbia, Canada and the language used in the arbitral proceeding will be English.  The arbitrator’s fees, and the other costs of the arbitration, will be paid by the prevailing party, subject to the contrary decision of the arbitrator.

13.

FOR MAJEURE

No party will be liable for its failure to perform any of its obligations under this agreement due to a cause beyond its control (except those caused by its own lack of funds) (each an “Intervening Event”) including, but not limited to, acts of God, fire, Flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority, excessive delays in obtaining, or the refusal to issue, any required permits or licenses, or non-availability of materials, supplies, labour or transportation.  All time limits imposed by this agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.  A party relying on force majeure will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority.

14.

LEGAL DUE DILIGENCE

This agreement is subject to the completion by Dorato of legal due diligence on the Maravilla Property, and results therefrom satisfactory to Dorato, acting reasonably, within a period of thirty (30) days after the Execution Date.  If the results of such due diligence are not satisfactory to Dorato it may, at any time prior to the end of such thirty (30) day period, so notify Mr. Ballón and thereupon this agreement will be terminated without any further obligations of either party to the other.

15.

APPLICATION TO TSX VENTURE EXCHANGE INC. FOR ACCEPTANCE

Forthwith upon the completion by Dorato of the due diligence specified in paragraph 14 and receipt of results satisfactory to Dorato therefrom, Dorato will make application to the TSXV requesting the acceptance for filing hereof on behalf of Dorato, and will diligently pursue the obtaining of such acceptance, including arranging for the preparation of and providing all information and materials required by the TSXV in order to grant such acceptance.  Mr. Ballón will co-operate with Dorato in connection therewith and will provide any information with respect to Dorato or the Maravilla Property as may be required by the TSXV in connection with the grant of such acceptance.  This Agreement and the rights and obligations of each party hereunder are subject to the approval of the TSXV.

16.

PERUVIAN GOVERNMENT APPROVAL

According to the provisions of article 71 of the Peruvian Constitution the acquisition of the Maravilla Property by a foreign legal entity is subject to a previous authorization to be issued by means of a Supreme Decree passed by the Council of Ministers that expressly approves such acquisition (the “Peruvian Government Approval”).

17.

MINERAL PROPERTY ACQUISITON AGREEMENT

Dorato will purchase the Maravilla Property as soon as practicable after receipt of Regulatory Approval and Peruvian Government Approval (the “Peruvian Governmet Approval”).

IN WITNESS WHEREOF the parties hereto have hereunto caused this Agreement to be executed under seal and delivered on the day and year first above written.

DORATO RESOURCES INC.
CARLOS BALLON BARRAZA	Authorized Signatory
Signature of Witness	Print Name President
Print Name of Witness	Title

SCHEDULE “A”

to the Option Agreement

dated for reference the ____ day of September, 2006

between Carlos Ballon Barraza and

Dorato Resources Inc.

DESCRIPTION OF MARAVILLA PROPERTY

Republic of Peru

Name of Claim	Size of Claim (hectares)	District	Province
Maravilla 1	200.0000	Cenepa	Condorcanqui
Maravilla 2	1,000.0000	Cenepa	Condorcanqui
Maravilla 3	1,000.0000	Cenepa	Condorcanqui
Maravilla 4	1,000.0000	Cenepa	Condorcanqui
Maravilla 5	1,000.0000	Cenepa	Condorcanqui
Maravilla 6	1,000.0000	Cenepa	Condorcanqui
Maravilla 7	800.0000	Cenepa	Condorcanqui
Maravilla 8	700.0000	Cenepa	Condorcanqui
Maravilla 9	700.0000	Cenepa	Condorcanqui
Maravilla 10	1,000.0000	Cenepa	Condorcanqui
Maravilla 11	100.0000	Cenepa	Condorcanqui
Maravilla 12	1,000.0000	Cenepa	Condorcanqui
Maravilla 13	1,000.0000	Cenepa	Condorcanqui
Maravilla 14	900.0000	Cenepa	Condorcanqui
Maravilla 15	1,000.0000	Cenepa	Condorcanqui
Maravilla 16	100.0000	Cenepa	Condorcanqui
Maravilla 17	1,000.0000	Cenepa	Condorcanqui
Maravilla 18	1,000.0000	Cenepa	Condorcanqui